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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF
                                  JULY 23, 2001

                                  BY AND AMONG

                           SECOND BANCORP INCORPORATED

                                       AND

                               SECOND MERGER CORP.

                                       AND

                          COMMERCE EXCHANGE CORPORATION


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE ONE -- THE MERGER....................................................2

   1.01.      Merger; Surviving Corporation..................................2
   1.02.      Effective Time.................................................2
   1.03.      Effects of the Merger..........................................2

ARTICLE TWO -- CONVERSION OF SHARES; SURRENDER OF CERTIFICATES...............3

   2.01.      Conversion of Security Shares..................................3
   2.02.      Surrender of Certificates......................................5
   2.03.      Merger Corp. Shares............................................8

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF COMMERCE..................8

   3.01.      Representations and Warranties of Commerce.....................8

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF SECOND AND MERGER CORP....29

   4.01.      Representations and Warranties of Second and Merger Corp......29

ARTICLE FIVE -- FURTHER COVENANTS OF COMMERCE...............................32

   5.01.      Operation of Business.........................................32
   5.02.      Notification..................................................37
   5.03.      Shareholder Approval..........................................37
   5.04.      Acquisition Proposals.........................................37
   5.05.      Delivery of Information.......................................38
   5.06.      Takeover Laws.................................................38
   5.07       Merger of Subsidiaries........................................38
   5.08       Accounting Policies...........................................38

ARTICLE SIX -- FURTHER COVENANTS OF SECOND..................................39

   6.01.      Access to Information.........................................39
   6.02.      Notification..................................................39
   6.03.      Opportunity of Employment; Employee Benefits..................39
   6.04.      Takeover Laws.................................................40
   6.05.      Officers' and Directors' Indemnification......................40

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES.........................41

   7.01.      Necessary Further Action......................................41

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   7.02.      Cooperative Action............................................42
   7.03.      Satisfaction of Conditions....................................42
   7.04.      Confidentiality...............................................42
   7.05.      Press Releases................................................42
   7.06.      Proxy Statement...............................................43
   7.07.      Regulatory Applications.......................................43
   7.08       No Conflicting Actions........................................43

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.....44

   8.01.      Conditions to the Obligations of Second and Merger Corp.......44
   8.02.      Conditions to the Obligations of Commerce.....................45
   8.03.      Mutual Conditions.............................................47

ARTICLE NINE -- CLOSING.....................................................47

   9.01.      Closing.......................................................47
   9.02.      Closing Transactions Required of Second and Merger Corp.......48
   9.03.      Closing Transactions Required of Commerce.....................48

ARTICLE TEN -- NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS....49

   10.01.     Non-Survival of Representations, Warranties and Covenants.....49

ARTICLE ELEVEN -- TERMINATION...............................................49

   11.01.     Termination...................................................49
   11.02.     Effect of Termination.........................................51

ARTICLE TWELVE -- MISCELLANEOUS.............................................52

   12.01.     Notices.......................................................52
   12.02.     Counterparts..................................................53
   12.03.     Entire Agreement..............................................53
   12.04.     Successors and Assigns........................................53
   12.05.     Captions......................................................54
   12.06.     Governing Law.................................................54
   12.07.     Payment of Fees and Expenses..................................54
   12.08.     Amendment.....................................................54
   12.09.     Waiver........................................................54
   12.10.     Disclosure Schedule...........................................54
   12.11.     No Third-Party Rights.........................................54
   12.12.     Waiver of Jury Trial..........................................55
   12.13.     Severability..................................................55

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                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"accumulated funding deficiency"                  --       Section 3.01(s)
"Acquisition Proposal"                            --       Section 5.04
"Agreement"                                       --       Preamble
"benefit liabilities"                             --       Section 3.01(s)
"BHC Act"                                         --       Section 3.01(a)
"Cash Amount"                                     --       Section 2.01(b)
"CERCLA"                                          --       Section 3.01(y)
"Closing"                                         --       Section 9.01
"Closing Date"                                    --       Section 9.01
"Code"                                            --       Section 3.01(l)
"Commerce"                                        --       Preamble
"Commerce ALLL"                                   --       Section 2.01(c)
"Commerce Balance Sheet Date"                     --       Section 3.01(f)
"Commerce Bank"                                   --       Preamble
"Commerce Bank Real Estate Collateral"            --       Section 3.01(y)
"Commerce Certificates"                           --       Section 2.02(a)
"Commerce Disclosure Schedule"                    --       Preamble
"Commerce Dissenting Share"                       --       Section 2.02(i)
"Commerce Financial Statements"                   --       Section 3.01(f)
"Commerce Meeting"                                --       Section 5.03(b)
"Commerce Real Properties"                        --       Section 3.01(m)
"Commerce Shareholders' Adoption"                 --       Section 11.01(b)
"Commerce Shares"                                 --       Preamble
"Commerce Stock Option Plans"                     --       Section 3.01(b)
"Commerce Stock Options"                          --       Section 3.01(b)
"Commerce Voting Debt"                            --       Section 3.01(b)
"Compensation and Benefit Plans"                  --       Section 3.01(s)
"Constituent Corporations"                        --       Preamble
"Consultants"                                     --       Section 3.01(s)
"Costs"                                           --       Section 6.04
"CRA"                                             --       Section 3.01(t)
"Delaware Secretary of State"                     --       Section 1.02
"Directors"                                       --       Section 3.01(s)
"disqualified individual"                         --       Section 3.01(s)
"DOL"                                             --       Section 3.01(s)
"DGCL"                                            --       Section 1.01
"Effective Time"                                  --       Section 1.02
"employee pension benefit plans"                  --       Section 3.01(s)
"Employees"                                       --       Section 3.01(s)
"Environmental Law"                               --       Section 3.01(y)
"ERISA"                                           --       Section 3.01(s)

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"ERISA Affiliate"                                 --       Section 3.01(s)
"ERISA Affiliate Plan"                            --       Section 3.01(s)
"excess parachute payment"                        --       Section 3.01(s)
"Exchange Act"                                    --       Section 3.01(ff)
"Exchange Agent"                                  --       Section 2.02(a)
"Exchange Fund"                                   --       Section 2.02(a)
"FDIC"                                            --       Section 3.01(k)
"Federal Reserve"                                 --       Section 3.01(k)
"Final Month End"                                 --       Section 2.01(c)
"GAAP"                                            --       Section 2.01(c)
"Governmental Authority"                          --       Section 3.01(p)
"Hazardous Substances"                            --       Section 3.01(y)
"hazardous waste"                                 --       Section 3.01(y)
"Indemnified Party"                               --       Section 6.04(a)
"infectious waste"                                --       Section 3.01(y)
"Insurance Amount"                                --       Section 6.04(b)
"Intellectual Property"                           --       Section 3.01(hh)
"IRS"                                             --       Section 3.01(l)
"Knowledge"                                       --       Section 3.01(h)
"Loan Assets"                                     --       Section 3.01(i)
"Loan Documentation"                              --       Section 3.01(i)
"material"                                        --       Section 3.01(a)
"material adverse effect"                         --       Section 3.01(a)
"Merger"                                          --       Preamble
"Merger Consideration"                            --       Section 2.01(b)
"Merger Corp."                                    --       Preamble
"Merger Corp. Shares"                             --       Section 2.03
"ODFI"                                            --       Section 3.01(k)
"Officers"                                        --       Section 3.01(s)
"OGCL"                                            --       Section 1.01
"Ohio Secretary of State"                         --       Section 1.02
"PBGC"                                            --       Section 3.01(s)
"PCBs"                                            --       Section 3.01(y)
"Pension Plan"                                    --       Section 3.01(s)
"Permitted Offer"                                 --       Section 3.01(d)
"Proxy Statement"                                 --       Section 5.03
"Regulatory Authorities"                          --       Section 3.01(o)
"reportable event"                                --       Section 3.01(s)
"Rights Agreement"                                --       Section 3.01(d)
"SEC"                                             --       Section 3.01(c)
"Second"                                          --       Preamble
"Second National Bank"                            --       Preamble
"single-employer plan"                            --       Section 3.01(s)
"solid waste"                                     --       Section 3.01(y)
"Subsidiary"                                      --       Section 3.01(c)
"Surviving Corporation"                           --       Section 1.01

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"Takeover Laws"                                   --       Section 3.01(z)
"Tax Returns"                                     --       Section 3.01(l)
"Tax"                                             --       Section 3.01(l)
"welfare plans"                                   --       Section 3.01(s)






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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 23, 2001, is made and entered into by and among Second Bancorp Incorporated, an Ohio corporation ("Second"), Second Merger Corp., an Ohio corporation ("Merger Corp."), and Commerce Exchange Corporation, a Delaware corporation ("Commerce") (Merger Corp. and Commerce are sometimes hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of Commerce, Merger Corp. and Second have each determined that it is in the best interests of their respective corporations and shareholders for Merger Corp. to merge with and into Commerce (the "Merger") and immediately thereafter for the surviving corporation to merge with and into Second, upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and

                  WHEREAS, the Boards of Directors of Commerce, Merger Corp. and Second have each approved this Agreement and the consummation of the transactions contemplated hereby; and

                  WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Merger Corp. will cease to have a separate corporate existence, Second will acquire all of the issued and outstanding shares of Commerce as the surviving corporation and shareholders of Commerce will receive from Second in exchange for each share of Class B Common Stock, without par value, of Commerce (the "Commerce Shares"), an amount in cash calculated in accordance with the terms of this Agreement; and

                  WHEREAS, promptly following the Merger, Commerce Exchange Bank, an Ohio state-chartered bank ("Commerce Bank") wholly owned by Commerce, will merge with and into The Second National Bank of Warren ("Second National Bank"), a national banking association wholly owned by Second; and

                  WHEREAS, Commerce has previously provided to Second a schedule disclosing additional information about Commerce (the "Commerce Disclosure Schedule");

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, Commerce and Second, intending to be legally bound hereby, agree as follows:


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                                   ARTICLE ONE
                                   THE MERGER

                  1.01.    MERGER; SURVIVING CORPORATION

                  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Merger Corp. shall merge with and into Commerce in accordance with the General Corporation Law of the State of Ohio (the "OGCL") and the Delaware General Corporation Law (the "DGCL"). Commerce shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Delaware, and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term "Surviving Corporation" refers to Commerce at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

                  1.02.    EFFECTIVE TIME

                  The Merger shall become effective upon the latest of (a) the filing of the appropriate certificate of merger with the Secretary of State of the State of Ohio (the "Ohio Secretary of State"), (b) the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), or (c) such time thereafter as is agreed to in writing by Second and Commerce and so provided in the certificates of merger. The date and time at which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

                  1.03.    EFFECTS OF THE MERGER

                  At the Effective Time:

                  (a) the certificate of incorporation, as amended, of Commerce as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation;

                  (b) the bylaws, as amended, of Commerce as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation; except that the number of directors of the Surviving Corporation shall be three;

                  (c) the directors of the Surviving Corporation shall be the directors of Merger Corp. immediately prior to the Effective Time;

                  (d) each individual who is an officer of Merger Corp. immediately prior to the Effective Time shall be an officer of the Surviving Corporation holding the same office as held with Merger Corp. immediately prior to the Effective Time and no other person shall be an officer of the Surviving Corporation after the Effective Time; and

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                  (e)      the Merger shall have the effects prescribed in the
                           OGCL and DGCL.


                                   ARTICLE TWO
                 CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

                  2.01.    CONVERSION OF COMMERCE SHARES

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of Commerce Shares. Subject to Section 2.02, each Commerce Share issued and outstanding immediately prior to the Effective Time shall be converted into the amount of cash equal to the Cash Amount as defined in Section 2.01(b) of this Agreement. After the Effective Time, all such Commerce Shares shall no longer be outstanding and each certificate previously representing any Commerce Shares shall thereafter represent the right to receive the Cash Amount into which such Commerce Shares have been converted. Certificates previously representing Commerce Shares shall be surrendered for the Cash Amount in consideration therefor in accordance with Section 2.02, without interest.

                  (b) Cash Amount. Each Commerce Share shall be converted into the right to receive an amount of cash (the "Cash Amount") equal to the total of the "Merger Consideration" as calculated in 2.01(c) below divided by the number of Commerce Shares issued and outstanding at the Effective Time.

                  (c)      The Merger Consideration shall equal the sum of:

                           (i)      $26,500,000.00,

                           (ii) plus the Consolidated Net Operating Earnings of Commerce from January 1, 2001 through the end of the calendar month preceding the Effective Time or minus the Consolidated Net Operating Losses of Commerce from January 1, 2001 through the end of the calendar month preceding the Effective Time ("Final Month End") and, if the Effective Time is after the 15th day of the month, an additional amount equal to one-half (50%) of the average monthly Consolidated Net Operating Earnings of Commerce for the three (3) calendar months preceding the Effective Time.

                           (iii) minus the aggregate dividends declared by Commerce during the period from January 1, 2001 through the Effective Time,

                           (iv) plus the amount received by Commerce upon the exercise of options to purchase Commerce Shares from January 1, 2001 through the Effective Time,

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                           (v)      minus the amount of Transaction Costs
                                    incurred by Commerce which exceed
                                    $1,075,000.00 or plus an amount equal to the amount by which Transaction Costs incurred by Commerce are less than $1,075,000.00,

                           (vi) minus the amount by which the allowance for loan and lease losses for Commerce ("Commerce ALLL") is less than an amount equal to the amount of the Commerce ALLL calculated in accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses (ALLL) (dated December 21, 1993) adopted by the Federal Deposit Insurance Corporation plus $300,000.00, and

                           (vii) less the amount of anticipated losses, if any, in the correspondent account maintained by Commerce Bank at National City Bank arising from unresolved reconciling items in that account other than losses for which Commerce has provided in calculating its Net Operating Earnings since January 1, 2001, through the Final Month End. Commerce shall notify Second of the amount of such losses along with reasonable detail not later than seven (7) days after the Final Month End. Second shall have five (5) days thereafter within which to confirm such amount or challenge Commerce's calculation. If Second and Commerce are not able to agree upon the amount of such loss within fifteen (15) days after such notice is given to Second by Commerce, then the amount of loss shall be resolved (A) by calculating the average of the amount proposed by Second and the amount proposed by Commerce so long as the difference in such amounts does not exceed $200,000; or (B) by mutual agreement of Second and Commerce if the difference in such amounts exceeds $200,000 but, if no agreement can be reached, either Commerce or Second may terminate this Agreement in accordance with Article Eleven.

                           Consolidated Net Operating Earnings or Losses of Commerce are defined as the consolidated net income or loss after taxes determined by Commerce's management in accordance with generally accepted accounting principles ("GAAP") consistent with prior practice, excluding gains or losses on sales of securities, Transaction Costs and extraordinary items. Such amount shall be reviewed by Second, and any discrepancy as to such amount shall be resolved by the mutual agreement of Commerce and Second, in consultation with their respective independent certified public accountants.

                           Transaction costs are defined as costs incurred by Commerce or Commerce Bank in connection with the Merger on or after January 1, 2001 for (a) legal, accounting, investment banking and other professional services, (b) employee severance and retention expenses for the persons

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

                           listed in or parties to agreements described in
                           Section 3.01(r) of the Commerce Disclosure Schedule (whether paid or committed to be paid by Commerce, Commerce Bank or Second), but which shall not include Commerce or Commerce Bank employees covered by the severance transition plan described in Section 6.03, and (c) the conduct of Commerce's shareholder meeting including, without limitation, production and mailing of its proxy materials.

                  2.02.    SURRENDER OF CERTIFICATES

                  (a) Exchange Agent. At or prior to the Effective Time, Second shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced Commerce Shares (the "Commerce Certificates"), for exchange in accordance with this Article Two, cash in the amount of the Merger Consideration calculated in accordance with Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.01 in substitution and exchange for such Commerce Shares.

                  (b) Surrender Procedures. Within seven (7) days after the Effective Time, Second shall cause the Exchange Agent to mail to each holder of record of Commerce Shares immediately prior to the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Commerce Certificates shall pass, only upon delivery of such Commerce Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Second may reasonably specify) and (ii) instructions for use in effecting the surrender of the Commerce Certificates in exchange for the Cash Amount. Upon surrender by such holder of a Commerce Certificate or Certificates evidencing all Commerce Shares standing in such holder's name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Commerce Certificate or Certificates shall be entitled to receive in exchange therefor the Cash Amount by a check, which such holder has the right to receive in respect of the Commerce Certificate or Certificates surrendered pursuant to the provisions of this Article Two (after taking into account all Commerce Shares then held by such holder), and the Commerce Certificate or Certificates so surrendered shall forthwith be canceled. Second shall cause the Exchange Agent to mail the exchange check by U.S. mail, postage prepaid, within seven (7) days following receipt of all required documentation. In the event of a transfer of ownership of Commerce Shares which is not registered in the transfer records of Commerce, a check in respect of the Cash Amount, may be issued to a transferee if the Commerce Certificate representing such Commerce Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered

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

                           as contemplated by this Section 2.02, each Commerce Certificate shall be deemed at any time after the Effective Time for all corporate purposes (except as provided in Section 2.02(c)) to represent only the right to receive upon such surrender the Cash Amount as contemplated by this Section 2.02, without interest.

                  (c) No Further Ownership Rights in Commerce Shares. The Cash Amount paid pursuant to Section 2.02 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Commerce Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Commerce on such Commerce Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. If, after the Effective Time, Commerce Certificates are presented to Second for any reason, they shall be canceled and exchanged as provided in this Article Two.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Commerce for six months after the Effective Time shall be delivered to Second, upon demand, and any shareholders of Commerce who have not theretofore complied with this Article Two shall thereafter look only to Second for payment of their claim for the Cash Amount, in each case without interest.

                  (e) No Liability. None of Second, Commerce, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Commerce Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f)      Share Transfer Books. Unless otherwise required by
                           Section 262 of the DGCL, after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Commerce Shares which were outstanding immediately prior to the Effective Time.

                  (g) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Commerce Certificate for Commerce Shares for surrender to the Exchange Agent in accordance with this Section 2.02:

                           (a)      Evidence to the satisfaction of the
                                    Surviving Corporation or Second that such Commerce Certificate has been lost, wrongfully taken, or destroyed;

                           (b) Such security or indemnity as may be requested by the Surviving Corporation or Second to save it harmless (which may include the requirement to obtain a third party bond or surety); and

                           (c)      Evidence to the satisfaction of the
                                    Surviving Corporation or Second that such person was the owner of the Commerce Shares theretofore represented by each such Commerce Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Commerce Certificate for exchange pursuant to this Agreement;

                           then the Exchange Agent, in the absence of actual notice to it that any Commerce Shares theretofore represented by any such Commerce Certificate have been acquired by a bona fide purchaser, shall deliver to such person the Cash Amount that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Commerce Certificate.

                  (h) Waiver. The Surviving Corporation or Second may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  (i) Commerce Shareholders' Appraisal Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Commerce Share shall properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (a "Commerce Dissenting Share"), then:

                           (i) Each such Commerce Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

                           (ii) Each person perfecting such appraisal rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 262 of the DGCL, and neither Second nor the Surviving Corporation shall be required to deliver any cash payments to such person in substitution for each such Commerce Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder's rights under subsection (k) of Section 262 of the DGCL, each such holder's Commerce Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Cash Amount, without any interest thereon, pursuant to Section 2.01.

                           No holder of Commerce Dissenting Shares shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of Commerce Dissenting Shares shall be invalid.

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

                  2.03.    MERGER CORP. SHARES

                  Each issued and outstanding common share of Merger Corp. ("Merger Corp. Shares"), immediately prior to the Effective Time shall be converted into and thereafter evidence one share of Class B Common Stock, without par value, of the Surviving Corporation.


                                  ARTICLE THREE
                   REPRESENTATIONS AND WARRANTIES OF COMMERCE

                  3.01.    REPRESENTATIONS AND WARRANTIES OF COMMERCE

                  Commerce hereby represents and warrants to Second that:

                  (a)      Corporate Status.

                           (i) Commerce is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), but has not qualified as a financial holding company under the BHC Act; is duly organized, validly existing and in good standing under the laws of Delaware; and has the full corporate power and authority to own its property, to carry on its business as presently conducted. Commerce is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Commerce. True and complete copies of the certificate of incorporation and bylaws of Commerce and all amendments thereto have been delivered to Second by Commerce in Section 3.01(a) of the Commerce Disclosure Schedule.

                           (ii) Commerce Bank is the only Subsidiary (as that term is defined in Section 3.01(c)) of Commerce. Commerce Bank is an Ohio state-chartered bank; is duly organized, validly existing and in good standing under the laws of the State of Ohio; and has full corporate power and authority to own its property, and to carry on its business as presently conducted. Commerce Bank is a member of the Federal Reserve System. Commerce Bank is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Commerce Bank. True and complete copies of the governing instruments of Commerce Bank and all amendments thereto have been delivered to Second in Section 3.01(a) of the Commerce Disclosure Schedule.

                           (iii) As used in this Agreement, (A) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole and (B) the term "material adverse effect" means, with respect to an entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole or on the ability of such entity to perform without material delay its obligations under this Agreement or consummate the Merger and the other material transactions contemplated by this Agreement.

                  (b)      Capitalization of Commerce.

                           (i) The authorized capital of Commerce consists solely of 670,000 shares of Class A common stock, without par value, none of which is issued, and 2,500,000 shares of Class B common stock, without par value, of which 1,816,038 Commerce Shares are issued and outstanding. No Commerce Shares are held in treasury by Commerce. All outstanding Commerce Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All Commerce Shares issued have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, no Commerce Shares were subject to issuance upon the exercise of stock options (the "Commerce Stock Options") granted under the Commerce Exchange Bank Amended & Restated Stock Option Plan (the "Commerce Stock Option Plan"). Commerce has furnished to Second, as part of Section 3.01(b) of the Commerce Disclosure Schedule, a true and complete copy of the Commerce Stock Option Plan and a list of all participants therein which identifies the number of Commerce Shares subject to Commerce Stock Options held by each participant, the exercise price or prices of such Commerce Stock Options and the dates each Commerce Stock Option was granted, becomes exercisable and expires.

                           (ii) As of the date of this Agreement, except for this Agreement and the Commerce Stock Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which Commerce is a party or by which it is bound obligating Commerce to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Commerce Shares or obligating Commerce to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Commerce to repurchase, redeem or otherwise acquire any Commerce Shares except for such obligations arising under the Commerce Stock Option Agreement.

                           (iii) Except as disclosed in Section 3.01(b) of the Commerce Disclosure Schedule, since December 31, 2000, Commerce has not (A) issued or permitted to be issued any Commerce Shares, or securities exercisable for or convertible into Commerce Shares, other than upon exercise of the Commerce Stock Options granted prior to the date hereof under the Commerce Stock Option Plan;
                                    (B) repurchased, redeemed or otherwise
                                    acquired, directly or indirectly through
                                    Commerce Bank or otherwise, any Commerce
                                    Shares; or (C) declared, set aside, made or paid to the shareholders of Commerce dividends or other distributions on the outstanding Commerce Shares.

                           (iv) No bonds, debentures, notes or other indebtedness of Commerce having the right to vote on any matters on which Commerce shareholders may vote ("Commerce Voting Debt") are issued or outstanding.

                  (c) Subsidiary. Commerce Bank is the only Subsidiary of Commerce. Commerce owns of record and beneficially all of the issued and outstanding equity securities of Commerce Bank. There are no options, warrants, calls, rights, commitments or agreements of any character to which Commerce or Commerce Bank is a party or by which any of them is bound obligating Commerce Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of Commerce Bank (other than to Commerce) or obligating Commerce or Commerce Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Commerce's rights to vote or to dispose of the equity securities of Commerce Bank which it owns. All of the equity securities of Commerce Bank held by Commerce are fully paid and non-assessable (except as provided in Sections 1107.07 and 1121.52, Ohio Revised Code) and are owned by Commerce free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Except as disclosed in Section 3.01(c) of the Commerce Disclosure Schedule, Commerce does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than Commerce Bank.

                           For purposes of this Agreement, "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

                  (d) Corporate Proceedings. All corporate proceedings of Commerce necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Commerce, have been duly and validly taken, except for the adoption of this Agreement by the holders of at least a majority of the outstanding Commerce Shares entitled to vote thereon (which is the only required shareholder vote thereon). The Board of Directors of Commerce has recommended adoption of this Agreement by the shareholders of Commerce and directed that this Agreement be submitted to the shareholders of Commerce for their approval. This Agreement has been validly executed and delivered by duly authorized officers of Commerce. The Merger constitutes a "Permitted Offer" as defined under the Commerce Exchange Corporation Common Stock Rights Agreement ("Rights Agreement") because the Board of Directors of Commerce has taken action appropriate under the Rights Agreement and no holder of Commerce Shares shall have any rights under the Rights Agreement as a result of the Merger.

                  (e) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of Commerce, enforceable against Commerce in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Commerce has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the Commerce shareholders, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

                  (f) Financial Statements of Commerce. In Section 3.01(f) of the Commerce Disclosure Schedule, Commerce has furnished to Second accurate and complete copies of consolidated financial statements of Commerce consisting of (i) audited consolidated balance sheets as of December 31, 2000, 1999 and 1998 (December 31, 2000, is referred to in this Agreement as the "Commerce Balance Sheet Date"), and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2000, including accompanying notes and the reports thereon of Crowe, Chizek and Company and (ii) the unaudited consolidated balance sheet as of June 30, 2001, the related unaudited consolidated statements of income for the three months ended June 30, 2001, of changes in shareholders' equity for the three months ended June 30, 2001 (collectively, all of such consolidated financial statements are referred to as the "Commerce Financial Statements"). The Commerce Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of Commerce at the dates, and the consolidated results of operations and cash flows for the periods, stated therein; subject, in the case of the interim statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Commerce and the absence of a statement of cash flows and full footnotes.

                  (g) Absence of Undisclosed Liabilities. Except as disclosed in Section 3.01(g) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank had any debt, obligation, guarantee or liability at the Commerce Balance Sheet Date, whether absolute, accrued, contingent or otherwise except for debts, obligations, guarantees or liabilities which, individually or in the aggregate, do not exceed $10,000, which is not adequately reflected and reserved in the Commerce Financial Statements. Except as disclosed in Section 3.01(g) of the Commerce Disclosure Schedule, all debts, liabilities, guarantees and obligations of Commerce and Commerce Bank incurred since the Commerce Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.01(g) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank is in default or breach of any material agreement to which Commerce or Commerce Bank is a party; except for defaults or breaches which do not have a material adverse effect on them.

                  (h) Absence of Changes. Except as set forth in Section 3.01(h) of the Commerce Disclosure Schedule, since the Commerce Balance Sheet Date: (i) Commerce has not suffered any material adverse effect, and, to the knowledge of Commerce, no fact or condition exists which Commerce believes will cause such a material adverse effect in the future; and (ii) Commerce has not taken or permitted any of the actions described in Section 5.01(b) of this Agreement. For purposes of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if:

                           (a) such individual is actually aware of such fact or other matter; or

                           (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                           Commerce or Second will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such corporation has, or at any time had, knowledge of such fact or other matter.

                  (i) Loan Documentation. The documentation ("Loan Documentation") governing or relating to the loan and credit-related assets ("Loan Assets") representing the loan portfolio of Commerce Bank is legally sufficient for the purposes intended thereby and creates enforceable rights of Commerce Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Except as set forth in
                           Section 3.01(i) of the Commerce Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in
                           Section 3.01(i) of the Commerce Disclosure Schedule, Commerce Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or five percent (5%) shareholder of Commerce or Commerce Bank, or any person, corporation or enterprise controlling, controlled by or under common control with either Commerce or Commerce Bank. Except as set forth in Section 3.01(i) of the Commerce Disclosure Schedule, all loans and extensions of credit that have been made by Commerce Bank comply with applicable regulatory limitations and procedures.

                  (j)      Allowance for Loan Losses. Except as set forth in
                           Section 3.01(j) of the Commerce Disclosure Schedule, there is no loan which was made by Commerce Bank and which is reflected as an asset of Commerce Bank on the Commerce Financial Statements that (i) is 90 days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss." The Commerce ALLL reflected on the Commerce Financial Statements has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to Commerce and Commerce Bank and is reasonably adequate in all material respects. Commerce has considered all potential losses known to Commerce in establishing the current Commerce ALLL, other than such losses that if incurred would not have a material adverse effect on either Commerce or Commerce Bank, all in accordance with Commerce Bank's credit policy and policy for the allowance for loan and lease losses as in effect from time to time.

                  (k) Reports and Records. Commerce and Commerce Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Ohio Division of Financial Institutions (the "ODFI"), and the Federal Deposit Insurance Corporation (the "FDIC"), except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on Commerce or Commerce Bank. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (l) Taxes. Except as set forth in Section 3.01(l) of the Commerce Disclosure Schedule, Commerce and Commerce Bank have timely filed all returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date of this Agreement except where the failure to file would not have a material adverse effect. Such Tax Returns are and will be true, correct and complete in all material respects as of the Closing Date. Commerce and Commerce Bank have paid and discharged all Taxes due from them, other than such Taxes that are adequately reserved as shown on the Commerce Financial Statements or have arisen in the ordinary course of business since the Commerce Balance Sheet Date. Except as set forth in Section 3.01(l) of the Commerce Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Commerce, is threatening to assert against Commerce or Commerce Bank any deficiency or claim for additional Taxes. There are no unexpired waivers by Commerce or Commerce Bank of any statute of limitations with respect to Taxes. Except as set forth in Section 3.01(l) of the Commerce Disclosure Schedule, no extension of time within which to file any tax return has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the Commerce Financial Statements are adequate for the periods covered. Commerce and Commerce Bank have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Commerce or Commerce Bank, other than liens for current Taxes not yet due and payable. Neither Commerce nor Commerce Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in Section 3.01(l) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither Commerce nor Commerce Bank has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Commerce is or was the common parent corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. All material elections with respect to Taxes affecting Commerce as of the date hereof are set forth in Section 3.01(l) of the Commerce Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of Second. None of the assets of Commerce or Commerce Bank is property which Commerce or Commerce Bank is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Commerce or Commerce Bank directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Commerce or Commerce Bank is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither Commerce nor Commerce Bank is, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Commerce nor Commerce Bank is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Commerce has not made nor is bound by any election under Section 197 of the Code. Neither Commerce nor Commerce Bank has any excess loss account (as defined in Treasury Regulations Section 1.1502-19 with respect to the stock of Commerce
                           Bank).

                  (m) Property and Title. Section 3.01(m) of the Commerce Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Commerce or Commerce Bank and used in the business of Commerce or Commerce Bank (collectively, the "Commerce Real Properties"). The Commerce Real Properties constitute all of the real property and interests in real property used in the businesses of Commerce and Commerce Bank. True and complete copies of all leases of real property to which Commerce or Commerce Bank is a party have been provided to Second in Section 3.01(m) of the Commerce Disclosure Schedule. Such leasehold interests have not been assigned or subleased. All leases of real property and all other leases that are material to Commerce and Commerce Bank and under which Commerce or Commerce Bank, as lessee, leases real or personal property, are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Commerce or Commerce Bank or any event which with notice or lapse of time would constitute such a default. Commerce and Commerce Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Commerce Financial Statements as being owned by Commerce or Commerce Bank, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those described in the Commerce Financial Statements or Section 3.01(m) of the Commerce Disclosure Schedule and except for those assets disposed of in the ordinary course of business consistent with past practices. All of the assets of Commerce and Commerce Bank are in good operating condition, except for normal maintenance and routine repairs, and are reasonably adequate to continue to conduct the businesses of Commerce and Commerce Bank as such businesses are presently being conducted.

                  (n) Legal Proceedings. Except as set forth in Section 3.01(n) of the Commerce Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or appealable or, to the knowledge of Commerce and Commerce Bank, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against Commerce or Commerce Bank which would have a material adverse effect on Commerce; or (ii) against or by Commerce or Commerce Bank which would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  (o) Regulatory Matters. None of Commerce, Commerce Bank and the respective properties of Commerce and Commerce Bank is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve, the ODFI and the FDIC) or the supervision or regulation of Commerce or Commerce Bank (collectively, the "Regulatory Authorities") except as described in Section 3.01(o) of the Commerce Disclosure Schedule. Neither Commerce nor Commerce Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as described in Section 3.01(o) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank is engaged in any activity which would be prohibited as a nonbanking activity under 12 C.F.R. Section 225.21.

                  (p) No Conflict. Subject to the required adoption of this Agreement by the shareholders of Commerce, receipt of the required approvals of Regulatory Authorities and Governmental Authorities, and expiration of applicable regulatory waiting periods, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Commerce do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a "Governmental Authority") applicable to Commerce or Commerce Bank or any of their respective properties;
                           (B) the certificate of incorporation or bylaws of Commerce, or the articles and regulations of Commerce Bank; (C) any material agreement, indenture or instrument to which Commerce or Commerce Bank is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Commerce or Commerce Bank; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Commerce or Commerce Bank; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Commerce or Commerce Bank.

                  (q) Brokers, Finders and Others. Except for the fees paid or payable to Austin Associates, Inc., there are no fees or commissions of any sort whatsoever claimed by, or payable by Commerce or Commerce Bank to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

                  (r) Employment Agreements. Except as disclosed in Section 3.01(r) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank is a party to any employment, change in control, severance or consulting agreement not terminable at will or obligated to pay any severance bonus or other compensation as a result of the Merger. Neither Commerce nor Commerce Bank is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. To Commerce's Knowledge, Commerce and Commerce Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Commerce nor Commerce Bank has engaged in any unfair labor practice.

                  (s)      Employee Benefit Plans.

                           (i)      Section 3.01(s)(i) of the Commerce
                                    Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Commerce or Commerce Bank and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants"), officer or former officer (the "Officers"), or director or former director (the "Directors") of Commerce or Commerce Bank participates or to which any such Employees, Consultants, Officers or Directors either participate or are parties or (B) any ERISA Affiliate (as defined below) (collectively, the "Compensation and Benefit Plans"). Neither Commerce nor Commerce Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 6.03 of this Agreement, and/or as may be required by applicable law.

                           (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act (as defined in Section 3.01(u)), the Exchange Act (as defined in Section 3.01(ff)), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made, except where the failure to make such filings, disclosures and notices would not have a material adverse effect. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under
                                    Section 501(a) of the Code) from the IRS and Commerce is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Commerce, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Commerce nor Commerce Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Commerce or Commerce Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                           (iii) Neither Commerce, Commerce Bank, nor any other entity which is considered one employer with Commerce under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate") maintains or maintained, within the six (6) year period ending on the Effective Time, a single employer plan (within the meaning of Section 4001(a)(15) of ERISA. None of Commerce, Commerce Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. There is no pending investigation or enforcement action by the Department of Labor (the "DOL"), the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

                           (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Commerce or Commerce Bank is a party have been timely made or have been reflected on the Commerce Financial Statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of Commerce, Commerce Bank or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                           (v) Except as disclosed in Section 3.01(s)(v) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in
                                    Section 3.01(s)(v) of the Commerce
                                    Disclosure Schedule, there has been no
                                    communication to Employees by Commerce or Commerce Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                           (vi) Commerce and Commerce Bank do not maintain any Compensation and Benefit Plans covering foreign Employees.

                           (vii) With respect to each Compensation and Benefit Plan, if applicable, Commerce has provided or made available to Second, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

                           (viii) Except as disclosed on Section 3.01(s)(viii) of the Commerce Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to
                                    (A) entitle any Employee, Consultant or
                                    Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, except as required by law or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                           (ix) Except as disclosed on Section 3.01(s)(ix) of the Commerce Disclosure Schedule, neither Commerce nor Commerce Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                           (x) Except as disclosed on Section 3.01(s)(x) of the Commerce Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Second, Commerce or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Commerce on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (t)      Compliance with Laws. Each of Commerce and Commerce
                           Bank:

                           (i) has been and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Commerce or Commerce Bank. Commerce and Commerce Bank have taken all actions necessary to be in compliance with applicable privacy regulations under the Gramm-Leach-Bliley Act of 1999;

                           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Commerce or Commerce Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Commerce's knowledge, no suspension or cancellation of any of them is threatened; and

                           (iii)    has received no notification or
                                    communication from any Governmental
                                    Authority (A) asserting that Commerce or Commerce Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Commerce's knowledge, do any reasonable grounds for any of the foregoing exist), which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication.

                           (iv)     has not received any notice of
                                    non-compliance with the applicable
                                    provisions of the Federal Community
                                    Reinvestment Act, as amended ("CRA"), and the regulations promulgated thereunder. Commerce Bank has received a CRA rating of satisfactory or better from the Federal Reserve in Commerce Bank's most recent examination. Commerce knows of no fact or circumstance or set of facts or circumstances which would cause Commerce or Commerce Bank to receive any notice of non-compliance with such provisions or cause the CRA rating of Commerce or Commerce Bank to fall below satisfactory.

                  (u) Commerce Information. None of the information relating to Commerce and Commerce Bank to be contained in the Proxy Statement (as that term is defined in Section 5.03(b) below), as of the date such Proxy Statement is mailed to shareholders of Commerce and up to and including the date of the meeting of Commerce's shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, in each case, information as of a later date shall be deemed to modify information as of an earlier date. All information about Commerce and Commerce Bank included in the Proxy Statement prepared by Commerce pursuant to Section 5.03 will be deemed to have been supplied by Commerce.

                  (v)      Insurance.

                           (i) Section 3.01(v) of the Commerce Disclosure Schedule sets forth a list of all of the insurance policies, binders or bonds maintained by Commerce or Commerce Bank and a description of all claims filed by Commerce or Commerce Bank against the insurers of Commerce and Commerce Bank since December 31, 1998. Commerce and Commerce Bank are insured with reputable insurers against such risks and in such amounts as the management of Commerce reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Commerce and Commerce Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                           (ii) The savings accounts and deposits of Commerce Bank are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Commerce Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  (w) Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Commerce or Commerce Bank in connection with the execution, delivery or performance by Commerce of this Agreement or the consummation by Commerce of the transactions contemplated hereby, except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) the filing of the appropriate certificates of merger with the Ohio and Delaware Secretaries of State pursuant to the OGCL and DGCL and (C) the adoption of this Agreement by the Commerce shareholders. As of the date hereof, Commerce is not aware of any reason why the approvals set forth in Section 8.03 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.03(b).

                  (x) Contracts. Section 3.01(x) of the Commerce Disclosure Schedule sets forth a list, identifying by dates, subject matter and parties, of all contracts, agreements and instruments to which Commerce or Commerce Bank is a party or by which any of them is bound, and (A) which cannot be terminated by Commerce or Commerce Bank without penalty or (B) which relate to the borrowing of money by Commerce or Commerce Bank or the guarantee of any obligation by Commerce or Commerce Bank (other than with respect to Federal Home Loan Bank or Federal Reserve Bank advances) or
                           (C) which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such contracts, agreements and instruments have been delivered to Second in Section 3.01(x) of the Commerce Disclosure Schedule. Neither Commerce nor Commerce Bank, nor to the Knowledge of Commerce or Commerce Bank any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where a default would not have a material adverse effect on Commerce or Commerce Bank.

                  (y)      Environmental Matters.

                  (RELATING TO COLLATERAL PROPERTIES) Except as otherwise disclosed in Section 3.01(y) of the Commerce Disclosure
                  Schedule: (i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which Commerce Bank has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the "Commerce Bank Real Estate Collateral");
                  (ii) while Phase I environmental reports contained within individual loan files of Commerce Bank may disclose conditions at or upon

                  Commerce Bank Real Estate Collateral which may require remediation by the responsible party therefor, or, if further deterioration or degeneration occurs may require remediation under applicable Environmental Law, no such environmental reports identify or infer that Commerce, Commerce Bank, or the mortgagor is or may be such a responsible party; (iii) to the knowledge of Commerce or Commerce Bank no claims at any time have been made or threatened by any third party against Commerce or Commerce Bank, or with respect to the Commerce Bank Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)); (iv) to the knowledge of Commerce or Commerce Bank, no Hazardous Substances have been integrated into the Commerce Bank Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; (v) to Commerce's and Commerce Bank's knowledge, no portion of the Commerce Bank Real Estate Collateral or improvements thereon is located within 500 feet of (A) a release of Hazardous Substance which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the treatment, transportation, storage or disposal of any Hazardous Substances; and (vi) neither Commerce nor Commerce Bank has knowledge that (A) any of the Commerce Bank Real Estate Collateral or improvements thereon has been used for the treatment, transportation, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances,
                  (B) any of the Commerce Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

                  (BANK-OWNED PROPERTY) Except as otherwise disclosed in Section 3.01(y) of the Commerce Disclosure Schedule: (i) to the knowledge of Commerce and Commerce Bank, neither Commerce nor Commerce Bank has engaged in any activity in violation of any applicable Environmental Law; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of Commerce or Commerce Bank, threatened in connection with any of Commerce's or Commerce Bank's activities and any Commerce Real Properties or improvements thereon, (iii) no claims at any time have been made or threatened by any third party against Commerce or Commerce Bank, or with respect to the Commerce Real Properties or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)); (iv) no Hazardous Substances have been integrated into the Commerce Real Properties or improvements thereon or any component thereof, in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; (v) to Commerce's and Commerce Bank's knowledge, no portion of the Commerce Real Properties or improvements thereon, is located within 500 feet of (A) a release of Hazardous Substance which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the treatment, transportation, storage or disposal of any Hazardous Substances; and (vi) neither Commerce nor Commerce Bank has knowledge that (A) any of the Commerce Real Properties or improvements thereon has been used for the treatment, transportation, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances,
                  (B) any of the business operations of Commerce or Commerce Bank have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste in compliance with applicable laws, or (C) any of the Commerce Real Properties or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

                           For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and
                           (ii) "Hazardous Substances" means, at any time: (a) any "hazardous substance" as defined in ss.101(14) of CERCLA or regulations promulgated thereunder; (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) friable asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  (z) Takeover Laws. Commerce has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws or regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, those of the States of Ohio and Delaware.

                  (aa) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Commerce's own account, or for the account of one or more of Commerce Bank or any of their respective customers (all of which are listed on Section 3.01(aa) of the Commerce Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Commerce or Commerce Bank, enforceable in accordance with its terms, and is in full force and effect. Neither Commerce nor Commerce Bank, nor to Commerce's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                  (bb)     Books and Records. Except as otherwise disclosed in
                           Section 3.01(bb) of the Commerce Disclosure
                           Schedules, the books and records of Commerce and Commerce Bank have been fully, properly and accurately maintained and have been maintained in accordance with regular business practices. Such books and records fairly reflect the substance of events and transactions included therein.

                  (cc) Repurchase Agreements. With respect to any agreement pursuant to which Commerce or Commerce Bank has purchased securities subject to an agreement to repurchase, Commerce or Commerce Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (dd) Disclosure. No representation or warranty by Commerce contained in this Agreement and no statement contained in any certificate or other document (including the Commerce Disclosure Schedule) furnished by Commerce to Second pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                  (ee) Investment Securities. Except as disclosed in Section 3.01(ee) of the Commerce Disclosure Schedule, each of Commerce and Commerce Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreement or held in any fiduciary or agency capacity), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any person or persons whatsoever, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of Commerce or Commerce Bank. Such securities are valued on the books of Commerce in accordance with GAAP.

                  (ff) SEC Filings. The Commerce Shares are not registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (gg) Fiduciary Responsibilities. To Commerce's knowledge, during the applicable statute of limitations period,
                           (i) Commerce Bank has prudently administered all accounts (if any) for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Commerce Bank nor any Director, Officer or Employee of Commerce Bank acting on behalf of Commerce Bank has committed any breach of trust with respect to any such fiduciary or agency account, except where a breach would not have a material adverse effect upon either Commerce or Commerce Bank, and the accountings of each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. Neither Commerce nor Commerce Bank has acted as an investor advisor. To the knowledge of Commerce, there is no investigation or inquiry by any regulatory Authority pending or threatened against or affecting Commerce Bank relating to the compliance by Commerce Bank with sound fiduciary principles and applicable regulations.

                  (hh) Intellectual Property. Except as set forth in Section 3.01(hh) of the Commerce Disclosure Schedule, (i) Commerce and Commerce Bank own, or have all rights necessary to use (in each case, free and clear of any liens, obligations for royalties or transfer restrictions), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) with respect to each item of Intellectual Property owned or used by Commerce or Commerce Bank immediately prior to the Effective Time: such item will be owned or available for use by Second on identical terms and conditions immediately subsequent to the Effective Time and at all times thereafter; such item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which Commerce or Commerce Bank is a party or Commerce or Commerce Bank has knowledge; no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand to which Commerce or Commerce Bank is a party or Commerce or Commerce Bank has knowledge is pending, or, to the knowledge of Commerce or Commerce Bank, is threatened, claimed or asserted which challenges the legality, validity, enforceability, use, or ownership of such item; and neither Commerce nor Commerce Bank has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item; (iii) the past and current use of any Intellectual Property by Commerce and Commerce Bank did not and does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Commerce or Commerce Bank acquired the right to use any Intellectual Property;
                           (iv) no person is challenging, infringing on or otherwise violating any right of Commerce or Commerce Bank with respect to any Intellectual Property; and
                           (iv) no Intellectual Property owned and/or licensed by Commerce or Commerce Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the extent that any Intellectual Property is held by Commerce or Commerce Bank pursuant to any license, sublicense, agreement, or permission: such license, sublicense, agreement, or permission will not cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms as a result of the passage of time or the consummation of the transactions contemplated hereby; such license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, perpetual and in full force and effect; no party to the license, sublicense, agreement, or permission is in breach or default, and to Commerce's and Commerce Bank's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder. With respect to all Intellectual Property of Commerce which constitutes trade secrets: Commerce and Commerce Bank have at all times taken all reasonable security precautions to prevent disclosure or misuse of the item, there has been no public or other disclosure with respect to the item, except disclosures pursuant to written confidentiality agreements signed by the recipient, the item is not in the public domain and neither Commerce nor Commerce Bank has granted any license or other permission to any third party to use any such item. To Commerce's knowledge, neither Commerce nor Commerce Bank has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, nor committed any acts of unfair competition, and none of the managers, members, directors officers or employees of Commerce or Commerce Bank has received since January 1, 1996 any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including without limitation any claim that Commerce and Commerce Bank must license or refrain from using any Intellectual Property right of any party). Neither Commerce nor Commerce Bank has submitted a patent application or application for Registration with respect to any of its Intellectual Property. Neither Commerce nor Commerce Bank has granted any license or other permission to any third party to use any of its Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

                  (ii) Ownership of Second Shares. As of the date hereof, except as otherwise disclosed in Section 3.01(ii) of the Commerce Disclosure Schedule, neither Commerce nor, to the knowledge of Commerce, any of its Directors, (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Second.

                  (jj) Fairness Opinion. The Board of Directors of Commerce has received an opinion of Austin Associates, Inc. dated the date of this Agreement to the effect that the consideration to be received by the Commerce shareholders in the Merger is fair, from a financial point of view, to the Commerce shareholders, and such opinion has not been withdrawn or modified.


                                  ARTICLE FOUR
            REPRESENTATIONS AND WARRANTIES OF SECOND AND MERGER CORP.

                  4.01.    REPRESENTATIONS AND WARRANTIES OF SECOND AND MERGER
                           CORP.

                  Each of Second and Merger Corp. hereby warrants and represents to Commerce that:

                  (a) Corporate Status. Second is an Ohio corporation and a financial holding company as defined in Section 2(p) of the BHC Act. Merger Corp. is an Ohio corporation. Each of Second and Merger Corp. is duly organized, validly existing and in good standing under the laws of the State of Ohio; and has the full corporate power and authority to enter into and, subject to the required obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

                  (b) Corporate Proceedings. All corporate proceedings of Second and Merger Corp. necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly and validly taken. This Agreement has been validly executed and delivered by duly authorized officers of Second and Merger Corp.

                  (c) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of Second and Merger Corp., enforceable against Second and Merger Corp. in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Second and Merger Corp. have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the satisfaction of the requirements referred to in
                           Section 4.01(g), and the expiration of applicable regulatory waiting periods, to perform their obligations under this Agreement.

                  (d) No Conflict. Subject to the satisfaction of the requirements referred to in Section 4.01(g), the expiration of applicable regulatory waiting periods, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Second and Merger Corp. do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:
                           (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Second or Merger Corp. or any of their properties; (B) the Articles or Regulations of Second or Merger Corp.;
                           (C) any material agreement, indenture or instrument to which Second or Merger Corp. is a party or by which they or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Second or Merger Corp.; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Second or Merger Corp.; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Second or Merger Corp.

                  (e) SEC Filings. Second has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act, except for any reports or proxy materials the failure to file which would not have a material adverse effect upon Second and its Subsidiaries taken as a whole. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (f) Brokers, Finders and Others. There are no fees or commissions of any sort whatsoever claimed by, or payable by Second or Merger Corp. to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (g) Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Second or Merger Corp. in connection with the execution, delivery or performance by Second or Merger Corp. of this Agreement or the consummation by Second or Merger Corp. of the transactions contemplated hereby, except for (A) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (B) the filing of the appropriate certificates of merger with the Secretaries of State of Ohio and Delaware pursuant to the OGCL and DGCL and (C) receipt of the approvals set forth in Section 7.07. As of the date hereof, Second and Merger Corp. are not aware of any reason why the approvals set forth in Section 7.07 will not be received without the imposition of a condition, restriction or requirement of the type described in
                           Section 8.03(b).

                  (h) Second Information. None of the information relating to Second and its Subsidiaries to be provided for the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Commerce and up to and including the date of the meeting of the Commerce shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, in each case, information as of a later date shall be deemed to modify information as of an earlier date.

                  (i) Disclosure. No representation or warranty by Second or Merger Corp. contained in this Agreement, and no statement contained in any certificate or other document furnished by Second or Merger Corp. to Commerce pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                  (j) Financial Ability to Perform; Compliance with Regulations. Second and Merger Corp. have the financial wherewithal to perform their respective obligations under this Agreement. To Second's knowledge, Second and

                           Merger Corp. are, and will be immediately following the transactions contemplated by this Agreement, in compliance with all applicable capital, debt, financial and non-financial regulations of federal and state banking agencies having primary regulatory jurisdiction over them, except where failure to comply would not have a material adverse effect.

                                  ARTICLE FIVE
                          FURTHER COVENANTS OF COMMERCE

                  5.01.    OPERATION OF BUSINESS

                  Commerce covenants with Second that throughout the period from the date of this Agreement to and including the Closing:

                  (a) Conduct of Business. Commerce's business, and the business of Commerce Bank, will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Second, Commerce shall not, and shall cause Commerce Bank not to (i) take any action which would be inconsistent with any representation or warranty of Commerce set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action; or (ii) engage in any lending activities other than in the ordinary course of business consistent with past practice. To the extent permitted under applicable law or regulation, Commerce shall send to Second via facsimile transmission a copy of all loan presentations made to the Board of Directors of Commerce or Commerce Bank within three (3) business days after such presentations are transmitted to such Board and all other proposals for loans in excess of $500,000.00; provided, however, if, to Commerce Bank's knowledge both Commerce Bank and Second National Bank are bidding for the same loan from the same customer or potential customer, then the transmission of such loan proposal to Second shall not be made by Commerce or Commerce Bank until three
                           (3) business days after the loan is funded. Commerce and Commerce Bank shall notify Second prior to (x) hiring any full-time employee, other than replacement employees for positions then existing; and (y) purchasing any investment securities (provided that if Management of Commerce Bank determines it is necessary to immediately purchase securities as reasonably determined pursuant to Commerce Bank's liquidity policy and/or investment policy, then Commerce Bank shall notify Second promptly after such securities purchase). To the extent not prohibited by law or regulation, Commerce and Commerce Bank will cooperate fully with Second to retain loan and deposit customers of Commerce Bank.

                  (b) Changes in Business and Capital Structure. Except as provided for by this Agreement or as otherwise approved expressly in writing by Second, Commerce will not, and will cause Commerce Bank not to:

                           (i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Commerce or Commerce Bank, tangible or intangible, except in the ordinary course of business for full and fair consideration actually received;

                           (ii) make any capital expenditure or capital additions or betterments which individually exceed $25,000.00 or exceed $100,000.00 in the aggregate.

                           (iii) become bound by, enter into, or perform any material contract, commitment or transaction which is other than in the ordinary course of its business, which is not terminable by Commerce or Commerce Bank without penalty, or which would cause or result in its being unable to perform its obligations under this Agreement;

                           (iv) declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding;

                           (v) purchase, redeem, retire or otherwise acquire any of its capital shares;

                           (vi) issue or grant any option or right to acquire any of its capital shares or any Voting Debt or effect, directly or indirectly, any share split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                           (vii) amend its articles or certificate of incorporation, regulations, by-laws or other governing documents;

                           (viii) merge or consolidate with any other person or otherwise reorganize except for the Merger;

                           (ix) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any real property or all or any portion of, the assets, business, deposits or properties of any other entity;

                           (x) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of Commerce or Commerce Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Commerce may

                                    (A) take such actions in order to satisfy either applicable law or contractual obligations existing as of the date hereof and disclosed in the Commerce Disclosure Schedule or regular annual renewals of insurance contracts; (B) terminate the Commerce Exchange Bank 401(k) Profit Sharing Plan and Trust at any time before the Effective Time, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with Commerce and Second to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits but also to transfer those benefits to a qualified retirement plan maintained by Second; and (c) terminate any of its welfare benefit plans at any time before the Effective Time;

                           (xi) announce or pay any general wage or salary increase or bonus, other than normal pay increases and bonuses consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee, except, in each case, for changes which are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Commerce Disclosure Schedule;

                           (xii) enter into or terminate any contract, other than a loan contract, requiring the payment or receipt of $25,000 or more in any 12-month period or $75,000 in the aggregate or amend or modify in any material respect any of its existing material contracts;

                           (xiii) incur any indebtedness for money borrowed or incur any material obligation or liability other than in the ordinary course of business;

                           (xiv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, or upgrade the classification of any loan or lease for purposes of calculation of the Commerce ALLL without Second's approval, which approval will not be unreasonably withheld;

                           (xv) waive or cancel any right of material value or material debts, except in the ordinary course of business consistent with past practices;

                           (xvi) take any action that would result in (A) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
                                    (B) any of the conditions to the Merger set forth in

                                    Article Eight not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation;

                           (xvii) cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business, or as may be reasonably required pursuant to Commerce Bank liquidity policy;

                           (xviii) make any material investment other than in the ordinary course of business, or as may be reasonably required pursuant to Commerce Bank liquidity policy or investment policy; or

                           (xix) enter into any agreement to do any of the foregoing.

                  (c) Maintenance of Property. Commerce and Commerce Bank will use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

                  (d) Performance of Obligations. Commerce and Commerce Bank will perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Commerce or Commerce Bank.

                  (e) Maintenance of Business Organization. Commerce will, and will cause Commerce Bank to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact; to retain present key Employees; and to maintain the respective relationships of customers, suppliers and others having business relationships with them. Commerce will not, and will cause Commerce Bank not to, take any action or omit to take any action which would terminate or enable any Employee of Commerce or Commerce Bank to terminate his employment or employment agreement without cause and continue thereafter to receive compensation.

                  (f) Insurance. Commerce and Commerce Bank will maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the Commerce Balance Sheet Date, and upon the renewal or termination of such insurance, Commerce and Commerce Bank will use commercially reasonable best efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the Balance Sheet Date.

                  (g) Access to Information. Following the public announcement of this Agreement made jointly by Commerce and Second, Commerce will, and will cause Commerce Bank to, take all action reasonably necessary to (i) afford the officers and designated representatives of Second full access during normal business hours upon reasonable notice to all of Commerce's and Commerce Bank's respective properties and, to the extent Commerce or Commerce Bank has or may provide such access to Commerce Bank Real Estate Collateral (including for purposes of inspection and investigation for soil and groundwater tests), books, records, Tax Returns and reports, financial statements, contracts and commitments, and any work papers relating to any of the foregoing;
                           (ii) furnish to Second any and all documents, copies of documents, and information (A) concerning compliance and/or noncompliance with Environmental Laws and with respect to the past, present or suspected future presence of Hazardous Substances on the Commerce Real Properties and Commerce Bank Real Estate Collateral, including but not limited to environmental audit and Phase I reports, and (B) concerning Commerce's and Commerce Bank's affairs as Second may reasonably request; (iii) afford full access to Second to Commerce's and Commerce Bank's Officers, Directors, Employees and agents in order that Second may have full opportunity to make such investigation as it shall desire to make of the business and affairs of Commerce and Commerce Bank; and (iv) authorize Second's representatives to inquire of government agencies, and inspect the files of those agencies, with respect to the environmental conditions on and about the Commerce Real Properties and Commerce Bank Real Estate Collateral. During the period from the date of this Agreement to the Effective Time, Commerce shall promptly furnish Second with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

                  (h) Payment of Taxes. Commerce shall, and shall cause Commerce Bank to, timely file all Tax Returns required to be filed on or before the Effective Time, and accrue for and pay any Tax shown on such Tax Returns to be due.

                  (i) Risk Management. Except as required by applicable law or regulation, neither Commerce nor Commerce Bank shall (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (j) Exercise of Options. Commerce shall take the action reasonably necessary to cause each holder of unexercised options under the Commerce Stock Option Plan to exercise such options before the Effective Time.

                  5.02.    NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Commerce will promptly notify Second in writing if Commerce becomes aware of any fact or condition that (a) causes or constitutes a material breach of any of Commerce's representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Commerce will promptly notify Second of (i) the occurrence of any uncured breach of any of Commerce's covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Commerce, to result in a material adverse effect with respect to Commerce. In addition, if at any time prior to the Effective Time, any event or circumstance relating to Commerce or any of its Officers or Directors should be discovered which should be set forth in a supplement to the Proxy Statement, Commerce shall promptly inform Second.

                  5.03.    SHAREHOLDER APPROVAL

                  Commerce covenants that:

                  (a) The Board of Directors of Commerce will recommend the adoption of this Agreement and the approval of the transactions contemplated hereby to the shareholders of Commerce, subject to that Board's fiduciary obligations under Delaware law as determined in good faith after consultation with and based upon advice of independent legal counsel and investment banker.

                  (b) Commerce will call a meeting of its shareholders (the "Commerce Meeting") to be held as soon as reasonably practicable, for the purpose of adopting this Agreement and approving the transactions contemplated hereby and will, subject to the provisions of Sections 5.03(a) and 5.04, use its best efforts to effect such adoption and approval. Commerce will prepare appropriate proxy solicitation materials in respect of the Commerce Meeting (the "Proxy Statement").

                  5.04.    ACQUISITION PROPOSALS

                  From and after the date hereof and continuing until the earlier of a) the Closing pursuant to Section 9.01, or b) the termination of this Agreement pursuant to Section 11.01, Commerce will not, directly or indirectly, through any of its Officers, Directors, agents or advisors, (i) solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals, offers or inquiries from any person relating to any acquisition or purchase of the outstanding shares of any class of voting securities of, or 20% or more of the assets or deposits of, Commerce or Commerce Bank, or any merger, tender or exchange offer, consolidation or business combination involving, Commerce or Commerce Bank (an "Acquisition Proposal") or
(ii) unless the Board of directors of Commerce determines in good faith that such action is required for that Board to fulfill the Board's fiduciary duties and obligations to the Commerce shareholders under Delaware law as advised by counsel to Commerce and Commerce gives prior notice to Second of such action (in which event Commerce may furnish information), engage in negotiations with or disclose any nonpublic information relating to Commerce or Commerce Bank or afford access to the Commerce Real Properties, or the books or records of Commerce or Commerce Bank to any person that may be considering or has made an Acquisition Proposal. Commerce shall promptly (within 24 hours) notify Second, orally and in writing, if any such proposal, offer, inquiry or contact is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. Commerce shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Second with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

                  5.05.    DELIVERY OF INFORMATION

                  (a) Commerce will promptly furnish to Second all information requested by Second regarding Commerce's assets, properties, business, affairs, operations, condition (financial or otherwise), prospects and corporate organization as shall be required by the rules and regulations under the Securities Act or by the SEC for inclusion in the Registration Statement to be filed by Second in connection with its proposed issuance of trust preferred shares and shall otherwise reasonably cooperate with Second in Second's preparation and filing of such Registration Statement.

                  (b) Commerce shall furnish to Second promptly after such documents are available: (i) all reports, proxy statements or other communications by Commerce to its shareholders generally; and (ii) all press releases relating to any transactions.

                  5.06.    TAKEOVER LAWS

                  Commerce shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its certificate of incorporation and bylaws, as applicable, by action of the Board of Directors of Commerce or otherwise, and (b) assist in any challenge by Second to the validity, or applicability to the Merger, of any Takeover Law.

                  5.07     MERGER OF SUBSIDIARIES

                  In the event that Second shall request, Commerce shall take such actions, and shall cause Commerce Bank to take such actions, as may be required in order to effect, at or after the Effective Time, the merger of Commerce Bank with and into Second National Bank.

                  5.08     ACCOUNTING POLICIES

                  After Final Month End, after the shareholders of Commerce have approved the Merger and after the receipt of necessary regulatory approvals, on or before the Effective Time and at the request of Second, Commerce shall cause Commerce Bank to promptly establish and take such reserves and accruals to conform Commerce Bank's loan, accrual and reserve policies to Second National Bank policies; shall cause Commerce Bank to promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write down of various assets and other appropriate accounting adjustments; and Commerce shall promptly recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with generally accepted accounting principles and with the fiduciary duties of the officers and directors of Commerce and Commerce Bank.

                                   ARTICLE SIX
                           FURTHER COVENANTS OF SECOND

                  6.01.    ACCESS TO INFORMATION

                  Second shall furnish to Commerce promptly after such documents are available: (i) all reports, proxy statements or other communications by Second to its shareholders generally; and (ii) all press releases relating to any transactions.

                  6.02.    NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Second will promptly notify Commerce in writing if Second becomes aware of any fact or condition that (a) causes or constitutes a material breach of any of Second's representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Second will promptly notify Commerce of (i) the occurrence of any material uncured breach of any of Second's covenants contained in this Agreement, or (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely. In addition, if at any time prior to the Effective Time, any event or circumstance relating to Second or any of its Officers or Directors should be discovered which is required by applicable law or regulation to be set forth in a supplement to the Proxy Statement, Second shall promptly inform Commerce.

                  6.03.    OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS

                  Second shall cause Second National Bank to offer the existing full time employees of Commerce Bank the opportunity to become employees of Second National or Commerce shall offer reasonable and customary severance compensation based upon years of service (pursuant to the severance transition plan for this transaction heretofore disclosed by Second to Commerce), and Second shall cause to be made available outplacement consultation services to employees of Commerce Bank who are not offered employment (other than employees who are otherwise parties to employment or change in control agreements or severance bonuses). Nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, the Employees of Commerce and Commerce Bank shall continue to participate in the Commerce Compensation and Benefit Plans in effect at the Effective Time unless and until Second, in its sole discretion, shall determine that the Employees of Commerce and Commerce Bank shall, subject to applicable eligibility requirements, participate in employee benefit plans of Second and that all or some of the Commerce Compensation and Benefit Plans shall be terminated or merged into certain employee benefit plans of Second. Notwithstanding the foregoing, each Commerce Employee and Commerce Bank Employee shall be credited with years of service with Commerce, Commerce Bank and, to the extent credit would have been given by Commerce or Commerce Bank for years of service with a predecessor (including any business organization acquired by Commerce or Commerce Bank), years of service with a predecessor of Commerce or Commerce Bank, for purposes of eligibility and vesting (but not for benefit accrual purposes with respect to any defined benefit plan of Second) in the employee benefit plans of Second (except that no employee of Commerce Bank shall receive credit for years of service with respect to any defined benefit plan of Second), and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Commerce Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. Second shall cause COBRA continuation health care coverage to be available, in accordance with applicable law, to all eligible employees and their eligible dependents of Commerce and/or Commerce Bank who were covered under a Commerce or Commerce Bank group health plan and who cease to be employees of Commerce or Commerce Bank as of the Effective Time, and all former eligible employees (and their eligible dependents) who are receiving or are eligible to receive, upon election, COBRA continuation health care coverage under a Commerce or Commerce Bank group health plan as of the Effective Time. The foregoing covenants shall survive the Merger, and Second shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for the Commerce or Commerce Bank service credits referenced herein.

                  6.04.    TAKEOVER LAWS

                  Second shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its Articles and Regulations, as applicable, by action of the Board of Directors of Second or otherwise, and
(b) assist in any challenge by Commerce to the validity, or applicability to the Merger, of any Takeover Law.

                  6.05.    OFFICERS' AND DIRECTORS' INDEMNIFICATION

                  (a) Following the Effective Time, Second shall indemnify, defend and hold harmless the present Directors and Officers of Commerce and Commerce Bank (each, an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring prior to the Effective Time to the fullest extent that Commerce or Commerce Bank is required to indemnify (and advance expenses to) an Indemnified Party under the laws of the jurisdiction of formation or incorporation of Commerce or Commerce Bank, and the certificate of incorporation, articles, bylaws and regulations of Commerce or Commerce Bank, in each case to the extent applicable to the particular Indemnified Party, as in effect on the date hereof; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the laws of the jurisdiction of formation or incorporation, the articles, certificate of incorporation, bylaws and regulations of Commerce or Commerce Bank, as appropriate, shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Second) selected by Second and reasonably acceptable to such Indemnified Party.

                  (b) For a period of six (6) years from the Effective Time, Second shall provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former Officers and Directors of Commerce and Commerce Bank (determined as of the Effective Time) (as opposed to Commerce) with respect to claims against such Officers and Directors arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Second may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however, that in no event shall Second be required to expend more than $60,000 (the "Insurance Amount") to maintain or procure such directors' and officers' liability insurance coverage; provided, further that, if Second is unable to maintain or obtain the insurance called for by this Section 6.07(b), Second shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that Officers and Directors of Commerce or Commerce Bank may be required to make application and provide customary representations and warranties to Second's insurance carrier for the purpose of obtaining such insurance.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 6.05(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Second thereof; provided that the failure so to notify shall not affect the obligations of Second under Section 6.05(a) unless and to the extent that Second is actually prejudiced as a result of such failure.

                                  ARTICLE SEVEN
                       FURTHER OBLIGATIONS OF THE PARTIES

                  7.01.    NECESSARY FURTHER ACTION

                  Each of Commerce, Merger Corp. and Second agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

                  7.02.    COOPERATIVE ACTION

                  Subject to the terms and conditions of this Agreement, each of Commerce, Merger Corp. and Second agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Commerce and counsel for Second, to satisfy all legal requirements of the States of Ohio and Delaware and the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

                  7.03.    SATISFACTION OF CONDITIONS

                  Each of Second, Merger Corp. and Commerce shall use its reasonable best efforts in good faith to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

                  7.04.    CONFIDENTIALITY

                  Second, Merger Corp. and Commerce agree for themselves, and their representatives, successors and assigns, that any and all information each obtains (including information obtained by their subsidiaries) from the other will be kept strictly confidential and not be disclosed by them or their representatives, agents, successors and assigns to any other person or group, except among their attorneys, accountants and other representatives; except for any disclosure of such information to which the other consents in writing or which in the opinion of counsel for the disclosing party is required to be made under the Securities Act of 1933, the Exchange Act, or other applicable laws or orders in order to permit any transaction in their securities; and except for information already in the public domain not as a result of the actions of the disclosing person or its representatives in violation of this provision. In the event that the transactions contemplated by this Agreement shall fail to be consummated for any reason, each party to this Agreement shall promptly cause all information relating to the other party, and furnished by the other party or prepared pursuant to information provided by the other party regardless of who prepared the information, to be returned to the other party or be destroyed.

                  7.05.    PRESS RELEASES

                  Each of Second, Merger Corp. and Commerce shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or NASDAQ rules to be made before such consent can be obtained.

                  7.06.    PROXY STATEMENT

                  Each of Commerce, Merger Corp. and Second agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

                  7.07.    REGULATORY APPLICATIONS

                  Second and Commerce and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings not later than thirty (30) days after the date of this Agreement and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Second and Commerce shall provide all information required from them in order to enable the other to make necessary filings. Such information shall be delivered within four (4) days of a written request for such information. Each of Second and Commerce shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiary to any third party or Governmental or Regulatory Authority.

                  7.08     NO CONFLICTING ACTIONS

                  Second shall not enter into any agreement or transaction, undertake any obligation, indebtedness or liability, or take any acts or actions that are reasonably likely to materially impair or preclude Second's ability to obtain the Governmental or Regulatory Authority to consummate the transactions contemplated by this Agreement without the imposition of a condition, restriction or requirement of the type described in Section 8.03(b).

                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

                  8.01.    CONDITIONS TO THE OBLIGATIONS OF SECOND AND MERGER
                           CORP.

                  The obligations of Merger Corp. and Second under this Agreement shall be subject to the satisfaction, or written waiver by Merger Corp. and Second prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of Commerce set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Commerce or Commerce Bank; and Second and Merger Corp. shall have received a certificate, dated the Closing Date, signed on behalf of Commerce by the chief executive officer and the chief financial officer of Commerce to such effect.

                  (b) Commerce shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Second and Merger Corp. shall have received a certificate, dated the Closing Date, signed on behalf of Commerce by the chief executive officer and the chief financial officer of Commerce to such effect.

                  (c) Second and Merger Corp. shall have received the written opinion of Ulmer & Berne LLP, counsel to Commerce, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion: (i) Commerce is a corporation validly existing and in good standing under the laws of the State of Delaware ; (ii) Commerce Bank is an Ohio state-chartered bank corporation validly existing and in good standing under the laws of the State of Ohio; (iii) all eligible accounts of deposit in Commerce Bank are insured by the FDIC to the fullest extent permitted by law; (iv) Commerce is a duly and validly registered bank holding company under the BHCA; (v) this Agreement has been duly approved by the Board of Directors of Commerce and duly adopted by the shareholders of Commerce, no further corporate proceedings are required to authorize the transactions contemplated by this Agreement and the Rights Agreement does not apply to the Merger; (vi) this Agreement has been duly executed by Commerce and constitutes a binding obligation on Commerce enforceable in accordance with its terms against Commerce, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (vii) the execution and delivery of this Agreement did not, and the consummation of the Merger will not, conflict with any provision of the certificate of incorporation, articles, regulations, bylaws or other governing documents of Commerce or Commerce Bank; (viii) Commerce has the full corporate power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; (ix) Commerce and Commerce Bank have the full corporate power and authority to own their respective properties and to carry on their respective businesses as presently conducted; (x) upon the filing of the certificates of merger with the Secretaries of State of Ohio and Delaware, the Merger shall become effective in accordance with the terms thereof; and (xi) such counsel knows (without independent investigation) of no pending or threatened actions, suits, proceedings, claims or investigations which would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  (d) Second shall have received a copy of a statement, issued by Commerce pursuant to Section 1.897-2(h) of the regulations issued under the Code, certifying that the Commerce Shares are not a U.S. real property interest and dated not more than thirty days prior to the Closing Date.

                  (e) Commerce shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Commerce or Commerce Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation, Merger Corp. or Second.

                  8.02.    CONDITIONS TO THE OBLIGATIONS OF COMMERCE

                  The obligations of Commerce under this Agreement shall be subject to satisfaction, or written waiver by Commerce prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of Second and Merger Corp. set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Second and its Subsidiaries; and Commerce shall have received a certificate, dated the Closing Date, signed on behalf of Second and Merger Corp. by the chief executive officer and the chief financial officer of each to such effect.

                  (b) Second and Merger Corp. shall have performed in all material respects all of their covenants and obligations under this Agreement to be performed by them on or prior to the Closing Date, including those related to the Closing, and Commerce shall have received a certificate, dated the Closing Date, signed on behalf of Second and Merger Corp. by the chief executive officer and the chief financial officer of each to such effect.

                  (c) Commerce shall have received the written opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Second and Merger Corp., dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Second and Merger Corp. are each corporations, validly existing and in good standing under the laws of the State of Ohio; (ii) Second is a bank holding company or a financial holding company as defined under the BHC Act; (iii) this Agreement has been duly approved by the Boards of Directors of Second and Merger Corp. and by the shareholder of Merger Corp. and no further corporate proceedings are required to authorize the transactions contemplated by this Agreement; (iv) this Agreement has been duly executed by Second and Merger Corp. and constitutes the binding obligation of Second and Merger Corp., enforceable in accordance with its terms against Second and Merger Corp., except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing; (v) the execution and delivery of this Agreement did not, and the consummation of the Merger will not, conflict with any provision of the Articles or Regulations of Second or Merger Corp.; (vi) each of Second and Merger Corp. has the full corporate power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; and (vii) upon the filing of the appropriate certificate of merger with the Secretaries of State of Ohio and Delaware, the Merger shall become effective in accordance with the terms thereof; and (viii) such counsel knows (without independent investigation) of no pending or threatened actions, suits, proceedings, claims or investigations which would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  (d) Second and Merger Corp. shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on Second.

                  8.03.    MUTUAL CONDITIONS

                  The obligations of Commerce, Merger Corp. and Second under this Agreement shall be subject to the satisfaction, or written waiver by Second, Merger Corp. and Commerce prior to the Closing Date, of each of the following conditions precedent:

                  (a) The shareholders of Commerce shall have duly adopted this Agreement by the required vote.

                  (b) All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements which Second reasonably determines would either before or after the Effective Time (i) have a material adverse effect on Second and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) prevent Second from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby which Second currently anticipates obtaining.

                  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

                                  ARTICLE NINE
                                     CLOSING

                  9.01.    CLOSING

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Second, 108 Main Avenue, S.W., Warren, Ohio 44482, commencing at 10:00 a.m., local time, on (a) the date designated by Second, which date shall not

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

be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires, or (b) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the "Closing Date."

                  9.02.    CLOSING TRANSACTIONS REQUIRED OF SECOND AND MERGER
                           CORP.

                  At the Closing, Second and Merger Corp. shall cause all of the following to be delivered to Commerce:

                  (a) Certificates of merger duly executed by Merger Corp. in accordance with Section 1701.81 of the OGCL and
                           Section 252 of the DGCL and in appropriate form for filing, respectively, with the Secretaries of State of Ohio and Delaware.

                  (b) The certificates of Second and Merger Corp. contemplated by Section 8.02(a) and (b) of this Agreement.

                  (c) Copies of resolutions adopted by the directors of Second and Merger Corp. and by the sole shareholder of Merger Corp., approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Second and Merger Corp., dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

                  (d) The opinion of counsel to Second and Merger Corp. contemplated by Section 8.02(c) of this Agreement.

                  9.03.    CLOSING TRANSACTIONS REQUIRED OF COMMERCE

                  At the Closing, Commerce shall cause all of the following to be delivered to Second:

                  (a) Certificates of merger duly executed by Commerce in accordance with Section 1701.81 of the OGCL and
                           Section 252 of the DGCL and in appropriate form for filing, respectively, with the Ohio Secretaries of State of Ohio and Delaware.

                  (b) The certificates of Commerce contemplated by Sections 8.01(a) and (b) of this Agreement.

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

                  (c) Copies of all resolutions adopted by the directors and the shareholders of Commerce approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Commerce, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

                  (d)      The opinion of counsel to Commerce contemplated by
                           Section 8.01(c) of this Agreement.

                                   ARTICLE TEN
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  10.01.   NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                           COVENANTS

                  The representations, warranties and covenants of Second, Merger Corp. and Commerce set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Sections [6.03, 6.05, 7.04 and 7.05], this Article Ten, Article Eleven and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Second or Commerce or Commerce Bank (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Commerce or Second.

                                 ARTICLE ELEVEN
                                   TERMINATION

                  11.01.   TERMINATION

                  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of Commerce:

                  (a) By mutual written agreement of Commerce, Merger Corp. and Second duly authorized by action taken by or on behalf of their respective Board of Directors;

                  (b) By either Commerce or Second and Merger Corp., duly authorized by action taken by or on behalf of their respective Board of Directors, upon written notification to the non-terminating party by the terminating party, if:

                           (i) at any time after December 31, 2001, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                           (ii) the shareholders of Commerce shall not have adopted this Agreement (the "Commerce Shareholders' Adoption") by reason of the failure to obtain the requisite vote upon a vote held at a Commerce Meeting, or any adjournment thereof;

                           (iii)    the approval of any Governmental or
                                    Regulatory Authority required for
                                    consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental or Regulatory Authority; or

                           (iv) Commerce and Second are not able to reach agreement on the amount of anticipated losses described in Section 2.01(c)(vii) within twenty-one (21) days after the notice described in Section 2.01(c)(vii) is given to Second by Commerce.

                  (c) By Second and Merger Corp., duly authorized by action taken by or on behalf of their Boards of Directors, by providing written notice to Commerce, if:

                           (i)      prior to the Closing Date, any
                                    representation and warranty of Commerce
                                    shall have become untrue such that the
                                    condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 days following receipt by Commerce of written notice of breach or is incapable of being cured during such time period; or

                           (ii) Commerce shall have failed to comply in any material respect with any covenant or agreement on the part of Commerce contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by Commerce of written notice of such failure to comply or is incapable of being cured during such time period.

                  (d) By Commerce, duly authorized by action taken by or on behalf of its Board of Directors, by providing written notice to Second and Merger Corp., if:

                           (i)      prior to the Closing Date, any
                                    representation and warranty of Second or Merger Corp. shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 days following receipt by Second and Merger Corp. of written notice of breach or is incapable of being cured during such time period;

                           (ii) Second or Merger Corp. shall have failed to comply in any material respect with any covenant or agreement on the part of Second or Merger Corp. contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by Second and Merger Corp. of written notice of such failure to comply or is incapable of being cured during such time period; or

                           (iii)    the Board of Directors of Commerce
                                    determines in good faith, based upon advice from independent counsel, that termination of this Agreement is required for the Board of Directors of Commerce to comply with its fiduciary duties to shareholders imposed by law by reason of an Acquisition Proposal having been made and provided Commerce complied with its obligations under Section
                                    5.04 and provided further that Commerce's ability to terminate pursuant to this subsection (d)(iii) is conditioned upon the payment by Commerce to Second of any amounts owed by Commerce to Second pursuant to
                                    Section 11.02(b).

                  11.02.   EFFECT OF TERMINATION.

                  (a) If this Agreement is validly terminated by either Commerce or Second pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Commerce or Second, except (i) that the provisions of Sections 7.04, 7.05 and 12.07 and this
                           Section 11.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

                  (b) In the event that any person or group shall have made an Acquisition Proposal prior to termination, and (i) after receipt of such Acquisition Proposal this Agreement is terminated by the Commerce Board of Directors or the shareholders of Commerce fail to approve the Merger and (ii) within one (1) year thereafter any Acquisition Proposal is accepted by the Commerce Board of Directors or an Acquisition Proposal is consummated, then Commerce shall pay to Second, by wire transfer of same day funds, within two (2) business days thereafter, a termination fee of $1,325,000.00.

                  (c) If Second shall breach its obligation under this Agreement to consummate the Merger and pay the holders of Commerce Shares the Merger Consideration, then Second agrees to pay to Commerce $1,325,000.00 as liquidated damages for such breach. The sum is agreed upon as liquidated damages and not as a penalty. The parties hereto have computed, estimated and agreed upon the sum as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages that will result.

                  (d) In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.


                                 ARTICLE TWELVE
                                  MISCELLANEOUS

                  12.01.   NOTICES

                  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy or telefacsimile, upon confirmation of receipt,
(b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

                           If to Commerce, to:

                           Commerce Exchange Corporation
                           25201 Chagrin Blvd.
                           Beachwood, OH  44122
                           Attention: Charles J. Scheidt, Jr., President Facsimile Number: 216-595-7255 with a copy to:

                           Ulmer & Berne, LLP
                           1300 E. 9th Street, Suite 900
                           Cleveland, OH  44114
                           Attention:  Alan W. Scheufler, Esq.
                           Facsimile Number:  216-621-7488

                           If to Second or Merger Corp., to:

                           Second Bancorp Incorporated
                           108 Main Avenue, S.W.
                           Warren, OH  44482-9980
                           Attention:  Christopher Stanitz
                           Facsimile Number:  330-841-0489

                           with a copy to:

                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, OH  43216-1008
                           Attention:  Charles S. DeRousie, Esq.
                           Facsimile Number:  (614) 719-4687

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

                  12.02.   COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

                  12.03.   ENTIRE AGREEMENT

                  This Agreement (including each exhibit and schedule provided pursuant hereto), represents the entire agreement between the parties hereto in respect of the subject matter of this Agreement and supersedes the Confidentiality Agreement dated November 27, 2000, to which Second, Commerce and Austin Associates, Inc. are parties, and any and all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.

                  12.04.   SUCCESSORS AND ASSIGNS

                  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of

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

the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                  12.05.   CAPTIONS

                  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

                  12.06.   GOVERNING LAW

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

                  12.07.   PAYMENT OF FEES AND EXPENSES

                  Except as otherwise agreed in writing, each party hereto shall pay all its respective costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Second.

                  12.08.   AMENDMENT

                  From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations and Second; except that after the Commerce Meeting, this Agreement may not be amended if it would violate the DGCL or OGCL.

                  12.09.   WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  12.10.   DISCLOSURE SCHEDULE

                  In the event of any inconsistency between the statements in the body of this Agreement and those in the Commerce Disclosure Schedule (other than an exception expressly set forth as such in the Commerce Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  12.11.   NO THIRD-PARTY RIGHTS

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

                  Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  12.12.   WAIVER OF JURY TRIAL

                  Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                  12.13.   SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Second Bancorp Incorporated, Second Merger Corp. and Commerce Exchange Corporation to be effective as of the date set forth in the first paragraph above.

ATTEST:                                   SECOND BANCORP INCORPORATED


/s/Christopher Stanitz                    By: /s/R.L. Blossom
----------------------------------            --------------------------------

                                          Printed Name: R.L. (Rick) Blossom
                                          Title: President and Chief Executive
                                                 Officer


ATTEST:                                   COMMERCE EXCHANGE CORPORATION


/s/Charles J. Scheidt, Jr.                By:/s/Constantine Chimples
----------------------------------           ---------------------------------
Charles J. Scheidt, Jr.
President                                 Printed Name: Constantine Chimples
                                          Title:Chairman of the Board


ATTEST:                                   SECOND MERGER CORP.



/s/Christopher Stanitz                    By:/s/R.L. Blossom
----------------------------------           ---------------------------------

                                          Printed Name:R.L. (Rick) Blossom
                                          Title:President



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